UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2009

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 22, 2009, National Rural Utilities Cooperative Finance Corporation (“National Rural”) entered into a note purchase agreement in the amount of $1.0 billion with the Federal Agricultural Mortgage Corporation (“Farmer Mac”) and Famer Mac Mortgage Securities Corporation.  The agreement is structured as a seven-year revolving credit facility that allows National Rural to borrow, repay and re-borrow funds at any time or from time to time as market conditions permit; provided that the principal amount at any time outstanding under this facility is not more than $1 billion. National Rural may select a fixed rate or variable rate at the time of each advance.  Notes with a fixed interest rate will be based on the applicable benchmark U.S. Treasury rate plus a spread determined at the time of the advance and will mature seven years from the closing date up to December 31, 2016.  Notes with a variable interest rate will be based on three month LIBOR plus a spread determined at the time of the advance and may have a maturity no later than the final maturity date of December 31, 2016.

National Rural is required to pledge eligible distribution system or power supply system loans as collateral in an amount at least equal to the total principal amount of notes outstanding under the agreement.  National Rural will also be required to purchase Farmer Mac Series C preferred stock in an amount sufficient to maintain a balance at all times that is at least equal to 4 percent of the principal amount of the notes outstanding under the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ Steven L. Lilly
      Steven L. Lilly
      Senior Vice President and Chief Financial Officer

Dated:  May 26, 2009